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                                                                    Exhibit 10.1

    [GENCORP LOGO]

                                                                  175 Ghent Road
                                                       Fairlawn, Ohio 44333-3300

    A. William Reynolds                                     Tel:  (216) 869-4400
    Chairman and
    Chief Executive Officer


                                October 15, 1993



Mr. John B. Yasinsky
503 West Manor Drive
Pittsburgh, PA  15238


Dear John:

         I am delighted that you will be joining GenCorp. We are excited about you and Marlene becoming part of the GenCorp family. This will confirm our understanding concerning, and further define, the terms and conditions of your employment with GenCorp.

         1. You will initially be employed as the President and Chief Operating Officer ("President"). In this capacity, you will devote your full time and efforts to the performance of those duties customarily and usually performed by the President, subject at all times to the direction of the Chairman and Chief Executive Officer ("Chairman") and the Board of Directors ("Directors"). At their next meeting, the Directors will elect you as a corporate officer and as a Director.

         2. We anticipate that the Directors will elect you Chairman and Chief Executive Officer ("Chairman") of GenCorp at or before the July 1995 meeting of Directors. If the Directors remove you as President prior to such meeting or fail to elect you Chairman at or before such meeting, or if, after electing you as Chairman, remove you from such position prior to your attaining age 65, you may elect to terminate your employment and receive the termination payment specified in paragraph 3 and the supplemental pension specified in paragraph 8. The preceding sentence notwithstanding, you shall not be entitled to either the termination payment specified in paragraph 3 or the supplemental pension specified in paragraph 8 if the Directors decide to remove you as either President or Chairman or not to elect you Chairman for or due to cause. As used herein, "cause" means any willful (i) failure to follow any instruction or

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John B. Yasinsky
October 15, 1993
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                  policy of GenCorp, the Directors, or the Chairman, (ii)
                  commission of any felony, (iii) falsification of any company document or (iv) act committed to provoke dismissal.

         3. The term of your employment will be indefinite in duration and, therefore, subject to termination at will by notice from you or GenCorp. However, if GenCorp elects to terminate your employment before you reach age 65 for any reason except cause or you elect to terminate your employment due to any decision of the Directors which is specified in paragraph 2 and which is not based on or due to cause, GenCorp will pay you an amount equal to two times the sum of (i) your annual base salary at the time of such termination and (ii) the year-end bonus which GenCorp paid to you in respect of the last fiscal year preceding such termination; provided that you execute and deliver to GenCorp a release of all claims and/or causes of action that arise during or in connection with the termination of your employment, except claims (i) to the termination payment specified in this paragraph 3, the supplemental pension specified in paragraph 8, and any other payment herein specified, and (ii) under any stock option awarded to you or any employee compensation and/or benefit plan of GenCorp.

         4. GenCorp will pay you as President annual compensation comprising a base salary and a year-end bonus, which amounts are subject to adjustment on an annual basis. Your initial annual base salary as President will be $460,000 per year and will be payable in twenty-four semi-monthly installments in accordance with GenCorp's normal pay practices. Additionally, your initial year-end bonus for fiscal year 1994 will be not less than $200,000, which will be payable by February 1, 1995 in accordance with GenCorp's normal pay practices.

         5. After commencement of your employment with GenCorp, GenCorp will pay you the following amounts:

                  (a) a one-time payment of $300,000 to compensate you for loss of any bonus payment by Westinghouse Electric, Inc. ("Westinghouse"). Such payment will be reduced by the amount of any bonus payment which you receive from Westinghouse for services performed in 1993. Such payment, if any, will be made prior to March 1, 1994.

                  (b) A one-time payment of $500,000 to compensate you for any other payments, benefits, or entitlements which you may lose or forfeit under any employee compensation or benefit plan or program of Westinghouse, including but not limited to any bonus, long-term incentive compensation, pension, stock option or other plan of
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John B. Yasinsky
October 15, 1993
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                           Westinghouse. Such payment will be made promptly
                           after commencement of your employment with GenCorp.

                  The payments specified in this paragraph 5 are in lieu of any and all rights, benefits, and entitlements which you may lose or forfeit due to the termination of your employment with Westinghouse and GenCorp will have no obligation to make any other payment to you in respect thereof.

         6. Concurrent with commencement of your employment with GenCorp, the Directors will grant you an award of 100,000 shares under GenCorp's 1993 Stock Option Plan. Such award will be effective as of the first day of your employment and the share price will be based on the market price of GenCorp's shares on the date of the award as provided in the 1993 Stock Option Plan.

         7. As President, you will be eligible to participate in GenCorp's Long Term Incentive Program (a copy of which is enclosed herewith) and you will be deemed to be a participant therein during the entire 1993-1995 performance period. As you know, each performance period comprises three consecutive years. If GenCorp achieves specified performance targets, you would be entitled to receive an incentive payment equal to approximately 30% of your average annual compensation during the performance period. However, such payments cannot exceed 60% of your average annual compensation during any such period.

         8. You will be entitled to participate in GenCorp's Pension Plan for Salaried Employees ("Pension Plan") and, in addition, you will be eligible to receive a supplemental pension as set forth in this paragraph.

                  (a) For purposes of calculating your supplemental pension, you shall be credited with 30 years of service upon commencement of your employment and you will receive one additional year of credit for each year of service that you complete following commencement of your employment with GenCorp.

                  (b) Your supplemental pension will be an annual amount which is determined as a single-life annuity commencing at age 65 in the manner provided in the Pension Plan and is equal to the number of your total years of credited service multiplied by 1.47% of your average annual compensation, reduced by the sum of any and all pension payments (determined for this purpose as the actuarial equivalent single-life annuity) (i) which GenCorp makes to you or to which you are entitled under any other pension plan of GenCorp, whether qualified or non-qualified (including GenCorp's Benefits Restoration Plan), and
                           (ii) which Westinghouse makes to you or to


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John B. Yasinsky
October 15, 1993
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                           which you would be entitled under any pension plan of
                           Westinghouse, whether qualified or non-qualified, assuming retirement at the same time as your retirement from GenCorp. For this purpose, "average annual compensation" means the sum of (x) one-fifth of the aggregate base salary paid to you during the 60 months (consecutive or non-consecutive) in the 120 month period prior to your retirement (including employment at Westinghouse), during which your base salary was the highest, plus (y) the average of your five highest year-end bonus payments in the 10-year period prior to your retirement (including employment at Westinghouse).

                  (c) You shall be entitled to retire at any time after your sixty-second birthday without any reduction in the amount of your supplemental pension due to retirement prior to age 65. If you retire prior to age 62, the amount of your supplemental pension shall be reduced by 0.4 percent for each month by which your pension commencement date precedes your sixty-second birthday and in a manner consistent with the Pension Plan.

                  (d) Your supplemental pension will be payable monthly at the same time and in the same manner that pensions are paid under the Pension Plan. Each monthly payment shall be 1/12 of the annual amount determined pursuant to subparagraphs (b) and (c). Additionally, you may elect payment of the supplemental pension in the form of (i) a single-sum amount or (ii) a 100% or 50% joint and survivor annuity, with your wife as the joint annuitant. Either of such optional forms of payment shall be the actuarial equivalent of the monthly pension amount, calculated in accordance with the terms and procedures applicable under the Pension Plan.

                  (e) If you die before electing a joint and survivor annuity, whether or not you have attained age 62, GenCorp will pay the supplemental pension to your surviving wife for her life, calculated as if you had attained age 62, retired, and elected a joint and 100% survivor annuity on the last day of the month prior to your death.

                  (f) If you become totally disabled and unable to perform your duties as President or Chairman, GenCorp shall pay you a monthly disability benefit equal to 60% of your base monthly salary until you reach age 62, at which time you shall be eligible to retire and receive the supplemental pension under the terms of this paragraph. However, such disability benefit shall be reduced by the amount of any disability benefit payments which you are entitled to receive under federal laws until such time as you retire.
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John B. Yasinsky
October 15, 1993
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         9.       You will be eligible to participate in GenCorp's Benefit
                  Restoration Plan which is designed to restore benefits under the Pension Plan and the GenCorp Savings Plan which a participant otherwise would lose as a result of limitations imposed by the Internal Revenue Code.

         10. GenCorp will pay or reimburse you for relocation expenses which you incur pursuant to GenCorp's Relocation Program, including assistance on the sale of your residence, transportation of household goods, purchase of a residence in the greater Akron/Cleveland area. A copy of this Program is being sent to you under separate cover.

         11. You will be entitled to four weeks paid vacation during each year of your employment. Any unused vacation may not be carried forward nor will you be entitled to receive pay in lieu of any unused vacation. In 1993, the period December 27 through December 31 will be company-paid holidays. If necessary to meet your previous family commitment, additional vacation days will be available to you during this holiday period.

         12. During your employment, GenCorp will provide for your business and personal use a U.S. manufactured automobile which you may select. Personal use will be calculated in accordance with GenCorp's established practice and treated as income to you.

         13. GenCorp has entered into an agreement with AYCO to provide individual financial counseling for its corporate officers. This arrangement will be available to you on a cost-sharing basis. If you elect to participate, your cost will be 10% of the annual fees charged by AYCO. The first year total charge is estimated to be $10,080. AYCO is currently charging $5,040 for subsequent years. You will have an imputed income liability for the company-paid 90%. You may be able to offset this expense if you are able to itemize deductions for these financial counseling services. Consult your personal tax advisor for information regarding deductibility.

         14. Building and maintaining business relationships with community leaders, customers, and suppliers is an important function which the President is expected to perform. GenCorp will pay or reimburse you for membership fees and dues at a local country club for your business and personal use. In addition, GenCorp will reimburse you for the one-time cost of purchasing from Westinghouse the surety bond for the Pittsburgh Field Club membership. All such payments and reimbursements will be treated as personal income to you in accordance with and as required by law.

         15. GenCorp will provide you the opportunity to receive a physical examination at the Greenbrier Clinic or any other qualified medical center that you may select. The frequency and extent of any such examination

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John B. Yasinsky
October 15, 1993
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                  will be pursuant and subject to the provisions of GenCorp's
                  Executive Physical Directive.

         16. You will be eligible to participate in the GenCorp Savings Plan which provides matching contributions equal to 75% of the first six percent of a participant's contributions from base salary and year-end bonus compensation. The Savings Plan allows supplemental contributions from eligible compensation on a pre-tax and after-tax basis. The contribution rate may be limited by certain restrictions imposed by the Internal Revenue Code. All matching contributions vest immediately.

         17. In addition to the above-mentioned employee benefit plans, you will be eligible to participate in the other employee benefit plans which GenCorp has established for its salaried employees (in each case, subject to and in accordance with the provisions of the applicable plan), including the following:

                  -       Comprehensive Health Care
                  -       Dental Care
                  -       Life Insurance
                  -       Supplemental Group Universal Life Insurance
                  -       Long Term Disability Insurance

                  Nothing herein will be deemed to preclude GenCorp from changing or terminating any employee benefit plan, program, or practice applicable to you and other employees or require GenCorp to employ you for any specific period of time. Participation in some of these plans is voluntary and requires employee contributions.

         18. The provisions herein contained are in lieu of a severance agreement of the type which GenCorp heretofore has entered into with its executive officers to provide certain severance payments in the event of any "change in control" of GenCorp (as defined in such severance agreement). However, if any such change in control occurs after commencement of your employment, you may exercise any right of termination provided in paragraph 2, if any. Additionally, if GenCorp breaches any material obligation hereunder after any such change in control, you may terminate this agreement and receive the termination payment specified in paragraph 2 and the supplemental pension specified in paragraph 8.

                  If the foregoing meets with your understanding and approval, please acknowledge by executing and returning to me the enclosed copy. Following that, I will submit this agreement to the Directors as soon as possible. Upon their approval, the agreement will then become effective.
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John B. Yasinsky
October 15, 1993
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                                                     Yours truly,

                                                     GENCORP INC.



                                                     By /s/ A. William Reynolds
                                                       ------------------------
                                                           A. William Reynolds

Enclosure

Approved and accepted this
18th day of October, 1993


/s/ John B. Yasinsky
---------------------------
      John B. Yasinsky


copy:  H. A. Shaw, Chairman of the Nominating Committee
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   [GENCORP LOGO]
                                        175 Ghent Road
                                        Fairlawn, Ohio 44333-3300

   Samuel W. Harmon                     Tel: (330) 869-4320
   Vice President                       Fax: (330) 869-4211
   Human Resources

                                November 8, 1995

Mr. John B. Yasinsky
1984 Stockbridge Road
Akron, OH 44313

     Re:  Employment Agreement Dated October 15, 1993

Dear John:

     This letter confirms the changes in your Employment Agreement dated October 15, 1993 that we have discussed.

     1. The directors have authorized GenCorp to enter into a Severance Agreement with you in the form attached hereto as Exhibit A. The Severance Agreement will be effective as of November 8, 1995 after you sign and remit to GenCorp the duplicate original copy thereof.

     2. Accordingly, the first sentence of paragraph 18 of your Employment Agreement hereby is deleted. However, as we have agreed, you will not be entitled to payment of both the full Severance Amount under the Severance Agreement and the full amount of termination pay under your Employment Agreement in the event your employment is terminated after a change in control (as defined in the Severance Agreement). Rather, in such event, the Severance Amount payable under Section 3.1 of the Severance Agreement will be reduced by the total amount of the termination pay payable to you hereunder.

     3. Paragraph 12 of your Employment Agreement hereby is deleted retroactively to November 30, 1994. Hereafter, GenCorp will pay to you during the period of your employment the sum of $16,000 per year in lieu of providing an automobile for your business and personal use. Such amount will be payable in December of each year during your employment.

     4. This letter agreement is incorporated by reference and made a part of your Employment Agreement. In the event of any conflict between the provisions of this letter agreement and your Employment Agreement, this letter agreement will be deemed to have superseded your Employment Agreement and exclusively will govern the matter in question.

     I trust that you will find the foregoing satisfactory. If so, indicate your agreement by signing and remitting a duplicate original copy of this letter.

                                   Sincerely,


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John B. Yasinsky
October 15, 1993
Page 9

                                        GENCORP INC.

                                        By:   /s/ Samuel W. Harmon
                                           ---------------------------------
                                             Samuel W. Harmon


Accepted and Agreed
this 8th day of November, 1995


/s/ John B. Yasinsky
----------------------------------
John B. Yasinsky
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               AMENDMENT TO JOHN YASINSKY'S EMPLOYMENT AGREEMENT
            ADOPTED BY GENCORP'S BOARD OF DIRECTORS ON MAY 11, 1999

     RESOLVED that Mr. J.B. Yasinsky's October 15, 1993 Employment Agreement ("Employment Agreement") be, and it hereby is, amended to provide that the normal form of payment of the supplemental pension thereunder will be a 50% or 100% joint and survivor annuity, unless Mr. Yasinsky changes the payment form to a lump-sum payment by means of (1) an election which is made at least one year in advance of termination of employment; (ii) an election which is made both (a) at least six months in advance of termination of employment, and (b) in the calendar year prior to termination of employment; or (iii) a request for a lump-sum payment which is approved by the Administrative Committee, in its full discretion; and further

     RESOLVED that the Employment Agreement be, and it hereby is, amended to provide that the amount of any lump-sum payment of Mr. Yasinsky's supplemental pension thereunder be calculated using the then-current interest rate for 30-year Treasury securities, as previously approved by this Board for the calculation of lump-sum payments under all benefit plans and deferred compensation arrangements.